Exhibit 99.1
CONTACT:
R. Dirk Allison
Senior Vice President and Chief Financial Officer
(214) 922-9711
ODYSSEY HEALTHCARE COMPLETES ACQUISITION
OF VISTACARE, INC.
DALLAS, TEXAS (March 6, 2008) — Odyssey HealthCare, Inc. (NASDAQ: ODSY) today announced the completion of its previously announced acquisition of VistaCare, Inc. (NASDAQ: VSTA) pursuant to a “short-form merger” under Delaware law. In the merger, Odyssey acquired all the remaining outstanding shares of VistaCare that had not been acquired by Odyssey in the recently completed tender offer. The remaining shares, by virtue of the merger, were converted into the right to receive $8.60 per share in cash. The transaction was valued at approximately $148 million.
About Odyssey HealthCare
Based in Dallas, Texas, Odyssey is one of the largest providers of hospice care in the country in terms of both average daily patient census and number of locations. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
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